Exhibit 99.1

MEDIA RELEASE

ALDERWOODS GROUP ANNOUNCES PROPOSED

OFFERING OF UP TO $200 MILLION OF SENIOR NOTES

CINCINNATI – July 22, 2004 – Alderwoods Group, Inc. (NASDAQ:AWGI) (“Alderwoods Group” or the “Company”) announced today that it plans to offer up to $200 million of senior notes in an offering exempt from the registration requirements of the Securities Act of 1933.

The Company intends to use the net proceeds from the offering, together with available cash and additional term loan borrowings under amendments to the senior secured credit facility that are currently being negotiated, to repurchase its outstanding 12¼% senior notes due 2009 pursuant to the Company’s previously announced tender offer and consent solicitation, pay all amounts outstanding under its subordinated loan due 2005 and pay related tender premiums, fees and expenses.  The notes will rank equally with any future senior unsecured indebtedness of the Company.

The notes to be offered will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state, and is issued pursuant to Rule 135c under the Securities Act of 1933.

Forward Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the plans and objectives of the Company’s management, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities and Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “expect” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including the following: completion on terms acceptable to the Company of its previously announced tender offer and consent solicitation with respect to its 12-1/4% senior notes due 2009; amendment of the Company’s senior secured credit facility on terms acceptable to the Company; uncertainties associated with future revenue and revenue growth; the impact of the Company’s significant leverage on its operating plans; the ability of the Company to service its debt; and various other uncertainties associated with the funeral service industry and the Company’s operations in particular, which are referred to in the Company’s periodic reports filed with the Securities and Exchange Commission or this press release. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:	Kenneth A. Sloan		Tamara Malone
	Executive Vice President,		Manager,
	Chief Financial Officer		Media and Investor Relations
	Alderwoods Group, Inc.		Alderwoods Group, Inc.
	Tel:	416.498.2455	Tel:	416.498.2778
	Fax:	416.498.2449	Fax:	416.498.2449
	Email: ken.sloan@alderwoods.com		tamara.malone@alderwoods.com